Exhibit 10(c)(viii) to the Annual Report
                                        on form 10-K of W.W. Grainger, Inc.
                                        for the year ended December 31, 1997


                           SUMMARY DESCRIPTION OF THE
                     1997 MANAGEMENT INCENTIVE PROGRAM (MIP)
                       BASED ON IMPROVED ECONOMIC EARNINGS
                             FOR W.W. GRAINGER, INC.

I.  INTRODUCTION

The Company Management Incentive Program (MIP) was initiated January 1, 1993 for employees in grades 13 and above with the first payout in March 1994. For eligible participants, this program replaced participation in both the discontinued Team Achievement Bonus (TAB) and the Long-Term Incentive Program
(LTIP).

The effective date of the Team Incentive Program (TIP) was January 1, 1994. For eligible participants, this program replaced the discontinued Team Achievement Bonus (TAB) program and other short-term incentive programs.

Effective January 1, 1997, the MIP and the TIP were combined into one program. Changes were made to various provisions to accomplish this transition. This Summary Description details the provisions of the combined program.


II.  BACKGROUND

During 1993, the Company adopted Economic Earnings (EE) as a key financial measurement. EE incorporates the attributes of growth, asset management and earnings to evaluate financial performance. Conceptually, long-term improvements in EE should correspond to long-term improvements in shareholder value.

The MIP is designed to encourage decision making that results in improvement in EE and to compensate executives, middle managers and key staff appropriately for positive or negative performance resulting from business decisions. By linking EE to incentive compensation, the MIP should influence participants to make business decisions consistent with long-term shareholders' interests.


III.  ELIGIBILITY FOR PARTICIPATION

Employees in salary grades 10 and above are eligible to participate in this program, subject to the eligibility provisions in Section IV. These employees are responsible for decisions affecting EE and/or major policy direction.



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Managers of Lab Safety Supply, Inc. (LSS) and Parts Company of America (PCA) are
on separate programs unique to their business units.

Effective January 1, 1997, members of the Office of the Chairman participate in the Office of the Chairman Incentive Plan (OCIP).


IV.  ELIGIBILITY PROVISIONS

Specific eligibility provisions are developed and reviewed annually. Eligibility provisions are as follows:

A. Full-Year Participation - Employees in grades 10 and above who were employed in those grades for the full year will be eligible to receive a full award under the MIP, except as noted below.

B. First-Year Participation - Individuals who are hired or promoted into a position eligible for participation in the MIP on or before July 1 will be eligible to receive a pro-rata award based on the number of months in the eligible position.

C. Transfer From Another EE-Based Program - Individuals who are promoted or transferred into an eligible position from a position eligible for incentive pay under another EE-Based incentive program will receive an award prorated based on the number of months in each eligible position.

D. Promotions within MIP - Participants who are promoted during the year from one MIP eligible position to another shall have their target award percentage based on the salary grade in effect on July 1.

E. Ungraded Positions - Participants who are in an ungraded position will be considered, for purposes of this program, to be in the grade indicated on the most recently approved PAF. If none has been indicated, Human Resources, in conjunction with the functional Vice President, will determine the grade to be used.

F. Transfer to Other Business Units - An employee who transfers to another Company business unit and no longer participates in the MIP will receive a pro-rata award for the number of months the person was in a participating position on the next regular incentive payment date and also will receive any account balance on that date.




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G.      Job Elimination or Downgrade - If a participant's  job is eliminated for business reasons or is downgraded and the employee's new job is at a non-participating level, a pro-rata award for the current year will be made on the next regular incentive payment date. The employee also will receive any account balance on that date. In the event the participant does not continue employment, a pro-rata award for the current year will be made on the next regular incentive payment date and the participant will receive any account balance on that date also.

H. Voluntary Resignation - If a participant leaves before October 1, no award will be paid for the current year and any remaining account balance will be forfeited. If a participant leaves after October 1, but before the end of a calendar year, the employee will be deemed to have earned that year's payment and will receive that year's payout on the next regular incentive payment date. The salary to be used in calculations will be the actual amount paid in the year rather than an annualized amount. Any remaining account balance will be forfeited.

I.      Involuntary  Termination - For Misconduct or Performance Related Reasons
        - In these instances, a participant's account balance will be forfeited and no award will be granted for the current year or the prior year if not yet paid at the time of termination.

                    "For Misconduct" means:

        The participant has engaged, or intends to engage, in competition with the Company, has induced any customer of the Company to breach any contract with the Company, has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has committed an act of embezzlement, fraud or theft with respect to the property of the Company, or has deliberately disregarded the rules of the Company in such a manner as to cause any loss, damage or injury to, or otherwise endanger the property, reputation or employees of the Company.

J. Death, Retirement or Long-Term Disability - A pro-rata award for the current year will be added to any participant account balance and the employee or his/her estate will receive the account balance in a lump sum on the next regular incentive payment date. Retirement is defined the same as under the W.W. Grainger, Inc. or Lab Safety Supply, Inc. Profit Sharing Plan.

K.      Employees rated 1 or 2 are not eligible for participation.

Exceptions to the above provisions can only be approved by the CCOM.



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V.  ADMINISTRATION OF PROGRAM

The administration of the MIP is the responsibility of the Compensation Committee of Management (CCOM), subject to the review and approval of the Compensation Committee of the Board (CCOB). The CCOM shall have the sole and complete authority to interpret this program, determine all questions relating to it, and to modify its provisions. All determinations, interpretations or other actions made or taken by the CCOM in connection with it shall be final and conclusive for all purposes and upon all persons.


VI.   OVERVIEW

The MIP consists of two components - quantitative and qualitative. The quantitative component is built around target bonuses, which are established for each of grades 10 and above. The target bonuses are stated as a percentage of annualized base salary as of December 31. The target bonus for all participants is based solely on Company EE. The target bonus is adjusted upward or downward based on the relationship between Actual Company EE and Target Company EE for each year.

The qualitative component consists of a discretionary adjustment. The discretionary adjustment, if any, begins as a pool and can be plus or minus up to 10% of the base salaries of the bonus group. Once the amount of the pool is determined, it is allocated pro-rata across the group according to the quantitative component earned by each participant.

Target Company EE is based on a weighted average of the three prior years' Actual Company EE before MIP accrual plus a 10% improvement factor. The Target Company EE formula is:

            Target Company EE =
                  [(50% x EE-1) + (30% x EE-2) + (20% x EE-3)] x 110%
            Where:      EE-1 equals  EE in prior year (year one)
                        EE-2 equals EE in year prior to year one (year two) EE-3 equals EE in year prior to year two (year three)

            Note: The improvement factor applicable to any prior year having negative EE is 90%.


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The bonus  calculation  includes a mechanism to identify  significant  strategic investments and adjust for their impact. The forecast short-term negative impact from such investments would be excluded from Target EE with corresponding increases in subsequent years' targets.

The next step involves comparison of Actual EE to Target EE in order to calculate the bonus earned. Two factors are employed: the Bonus Interval and the Bonus Multiple. The Bonus Interval is the variance from Target EE required to double the bonus earned or result in no bonus earned. The Bonus Multiple can be expressed as:

         EE Bonus Multiple   =   (Actual EE - Target EE) / Bonus Interval + 1.00

The Bonus Earned is computed as:

         Bonus Earned   =   (Target EE Bonus $ x EE Bonus Multiple)


The Bonus Earned constitutes the quantitative component of the MIP. The total bonus earned is equal to this quantitative component plus or minus any discretionary adjustment as recommended by the CCOM and approved by the CCOB.

A MIP account will be established for each participant. MIP accounts are not funded with actual cash amounts; they represent a paper record of unpaid earned bonuses for an individual.

Former LTIP participants had an opening MIP account balance. It was equal to LTIP amounts theoretically earned for 1991 and 1992 which had not been paid to eligible participants. Employees new to the MIP, either through promotion or as new hires, will have no beginning account balance.

Each year, the Bonus Earned will be posted to each participant's account. Next, the Bonus Paid will be calculated (see below). If the Bonus Paid is less than or equal to the participant's account balance, the participant will be paid the full Bonus Paid. If the Bonus Paid is calculated to be more than the participant's incentive account balance, the participant will be paid the entire account balance. Account balances of less than $1,000 will be paid out immediately.

Each year, the beginning account balance, if any, will be adjusted by the merit budget percentage established for that year.



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MIP accounts were in existence for employees in grades 13 and above prior to the combination of MIP and TIP. Thus for 1995 and later years, the Bonus Paid will be equal to the target bonus times an average of that year's and the prior two years' bonus multiples plus or minus any discretionary adjustment. The only condition imposed on these calculations is that payment of the bonus may not result in a negative ending account balance.

For employees in grades 10 through grade 12, the above formula will be used beginning in 1999. In 1997, the Bonus Paid will equal the Bonus Earned. For 1998, the current year (1998) and the prior year (1997) will be averaged. The only condition imposed on these calculations is that payment of the bonus may not result in a negative account balance.

It shall be noted from the last two formulas that the EE bonus multiple can be a negative number and, as a result, the Bonus Earned can also be a negative number. If the Bonus Earned is negative, it is posted to the MIP account just as any other bonus amount would be. If the MIP account balance is negative after this posting, no bonus can be paid. No bonus will be paid until positive bonuses in subsequent years restore a positive MIP account balance.


  VII.  OTHER

A. Target bonus for the president of Lab Safety Supply (LSS) is based 75% on the EE of LSS, 25% on Company-wide EE; target bonus for the president of Parts Company of America (PCA) is based 50% on Company-wide EE and 50% on the EE of PCA. Other eligible MIP participants at either LSS or PCA are on programs unique to those business units.

B. 100% of incentive dollars paid out will be included in "admissible compensation" under the Profit Sharing Trust Plan.

C. Payouts under the MIP will not have any effect on the level of life insurance or disability coverage. Coverages will remain as at present under those programs as "compensation" is defined as base salary and commissions.

D. Notwithstanding anything herein to the contrary, payment of all or part of awards under the MIP that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred as and to the extent provided by the Board of Directors or the CCOB.


        THE COMPANY RESERVES THE RIGHT TO MODIFY, AMEND OR TERMINATE THE PROGRAM AT ANY TIME WITH OR WITHOUT PRIOR NOTICE.


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